Exhibit 10.6

DATED 20 JUNE 2016

SHARE SALE AGREEMENT FOR
THE ENTIRE ISSUED SHARE CAPITAL OF
TD HOLDINGS LIMITED

TD Holdings Limited

Suite 601, 6'" Floor, West Tower, Philippine Stock Exchange Center

Exchange Road, Ortigas Center, Pasig City, Philippines

1

THIS AGREEMENT is made on 20 June 2016

BETWEEN

(1)	GROM HOLDINGS, INC. a company incorporated in the State of Delaware, the United States of America, and having its principal office at 2060 NW Boca Raton Boulevard, Suite tt6 Boca Raton Florida 33431 ("Buyer");

(2)	WAYNE EDWARD DEARING of 12 Zinia Street, Valle Verde 2, Brgy Ugong, Pasig City 1605 ("Dearing");

(3)	DAVID ARDEN PEABODY of 4 Banaba Rd Bgy, Forbes Park, Forbes Park South, Makati City, Philippines ("Peabody");

(4)	MICHAEL ALLARDICE GORDON HISCOCK of 85 Wanganella Street, Balgowlah 2093, Sydney, Australia ("Hiscock");

WHEREAS

(A)	TD Holdings Limited (the "Company") is a private company incorporated in Hong Kong and limited by shares. Details of the Company are set out in Schedule 1.

(B)	Pursuant to the Letter of Intent, the Sellers granted the Buyer an exclusive option until 31 May 2016, to complete the acquisition of all of the issued and outstanding ordinary shares of the Company.

(C)	The parties now wish to enter into this Agreement to formalise the sale and the purchase of the Company and its Subsidiaries.

IT IS AGREED as follows:

1.	Definitions

1.1	In this Agreement, the following words and expressions shall have the following meanings unless the context otherwise requires:

Accounts means, (i) the audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 2013, 2014 and 2015 prepared, in accordance with US generally accepted accounting principles ("GAAP"), and by an auditor qualified under the Public Company Accounting Oversight Board; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for each quarterly period during the three year period ended December 31, 2015 and for the three month period ended March 31, 2016 for the Company and its Subsidiaries, prepared in accordance with GAAP, attached hereto as Schedule 12.1.

2

Affiliate means, with respect to any Person, any and all other Persons that control, are controlled by, or are under common control with, such Person. For purposes of the foregoing, "control" of a Person shall mean direct or indirect ownership of 50% or more of the securities or other interests of such Person having by their terms ordinary voting power to elect or appoint a majority of the board of directors or others performing similar functions with respect to such Person.

Agreement means this Agreement (including any Schedule to it which shall have the same force and effect as if set out in the body of this Agreement).

Business means the business and affairs of the Group.

Business Day means a day (other than a Saturday or Sunday or a public holiday) on which banks are open for business in the city of Hong Kong.

Buyer Notes means:

(a)	The secured promissory notes made by Buyer payable to each Seller in the aggregate principal amount of $4,000,000, issued:

(i)	For a term of two years from the Closing Date;

(ii)	At an interest rate of five percent per annum;

(iii)	Secured by the Sellers Security;

(iv)	Subject to adjustment as is provided in this Agreement and the Buyer Notes agreement; and

(v)	Generally on the terms and conditions of the Buyer Notes agreement dated on or around the date of this Agreement.

(b)	Any secured promissory notes made by the Buyer payable to each Seller pursuant to Clause 5.6(a).

Buyer Services means Business services provided by the Company or the Subsidiary Companies to the Buyer or any other Subsidiary of the Buyer, which services are to be priced at arm's length on normal commercial terms, notwithstanding that the Company and the Subsidiary Companies are Subsidiaries of the Buyer.

Buyer Shares means the restricted shares of the. Buyer's common stock par value 50.001 per share ranking pad passu in all respects with the Buyer's common stock.

3

Buyer Warranties means the warranties set out in Schedule 5.

Cash Payment means $4,000,000.

Claim means in relation to a person, a claim, demand, remedy, suit, injury, damage, loss, cost, liability, action, proceeding, right of action, claim for compensation or reimbursement or liability incurred by or to be made or recovered by or against the person, however arising and whether ascertained or unascertained, or immediate, future or contingent.

Closing means the closing of the sale and purchase of the Shares pursuant to this Agreement.

Closing Date means the date that the Closing occurs which the parties agree is targeted for 11 July 2016.

Company means TD Holdings Limited, further details of which are set out in Schedule 1.

Conditions means the conditions to Closing specified in Part 1 of Schedule 2 and any reference to "Condition 1" and so on means whichever of the Conditions is so numbered in that Schedule.

Confidential Information means all information, (including know how, trade secrets, data, formulae, methods, techniques, recipes, processes, drawings, plans, models and prototypes and whether or not in tangible form and whether or not stated or marked to be confidential) belonging or relating to the Company, any Company Subsidiary, the Business and/or their respective, customers, suppliers, assets, liabilities, plans or projections.

Consideration means the sum of:

(a)	The Cash Payment;

(b)	The Share Payment;

(c)	The Buyer Notes;

(d)	The Earnout Payment; and

(e)	Any payments made pursuant to Clause 6.3(d) and Clause 7.9.

Contract means any written or oral contract, agreement, or other instrument, obligation or arrangement that is or purports to be legally binding, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture agreement, warranty or sales or purchase order.

Default Interest has the meaning given to it in Clause 24.

4

Disclosed means fully and fairly disclosed for the purposes of this Agreement during the discussions and negotiations prior to and after the Effective Date and the due diligence investigations of each party, and "fully and fairly" means disclosed in sufficient detail and in such manner as to enable a party to identify the nature and scope of the matter disclosed and to assess its decision to enter into and perform this Agreement or any part.

Disclosure Letter means the letter (together with its attachments) from the Sellers to the Buyer Disclosing matters that are deemed exceptions to the Seller Warranties.

Earnout Payment is defined in Clause 5.2.

Earnout Years means each of the three years following the Closing Date:

(a)	Commencing 1 January 2016 and ending 31 December 2016;

(b)	Commencing 1 January 2017 and ending 31 December 2017; and

(c)	Commencing 1 January 2018 and ending 31 December 2018.

EBITDA means the Group's earnings on a consolidated basis before interest, taxes, depreciation, and amortization calculated in accordance with US GAAP and, for the avoidance of doubt and in relation to an Earnout Payment:

(a)	Earnings shall include earnings derived from Buyer Services which shall be billed to the Buyer at a customary price charged to third parties for comparable type services;

(b)	EBITDA will be adjusted by adding back the following operating costs;

(i)	The Management Fee;

(ii)	Software acquired in relation to the Business which had previously been depreciated in the Company's accounts and which now is recorded as an operating cost as a result of the way in which the suppliers of that software now charge for the service supplied;

(iii)	Any increase in costs from a change in the employment and payment structure of Wayne Dearing tearing";

(iv)	Documented out-of-pocket costs which are charged to the Group's earnings and are pre-approved by the Buyer's Chief Executive Officer incurred in connection with Dearing's wider involvement in the Purchaser's business.

EBITDA Calculations means the calculation of EBITDA for the purposes of the Earnout Payments.

5

Effective Date means the date of this Agreement.

Encumbrance means any legal or equitable mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, title retention, any right, interest or preference granted to any third party or any other encumbrance or security interest of any kind.

Expert Accountant means an accountant appointed by the Buyer and the Sellers to determine the issues in dispute and if the Buyer and the Seller are unable to agree, the Expert Accountant will be appointed from the accounting firm who undertook the most recent audit of the Company and if that firm cannot be the Expert Accountant for whatever reason, a reputable accounting firm based in Manila, the Philippines.

Event of Default means a Relevant Breach or any other event or circumstance as mentioned in Clause 8 in connection with which the Company sustains loss. Governmental or Regulatory Authority means any federal, state, regional, municipal or local court, legislative, executive or regulatory authority or agency, board, commission, department or subdivision thereof.

Group means the Company and its Subsidiary Companies.

IPR means all patents, trademarks, service marks, registered designs, (whether or not registered and including applications for any of the foregoing), copyrights, design rights, trade or business names, inventions, processes, knowhow and all other intellectual property rights and similar property rights of whatever nature.

Letter of Intent means the letter of intent dated 6 February 2016 on the Buyer's letterhead addressed to the Company and signed by the Buyer and the Company.

Lock-Up Agreements means the Lock-Up Agreements, dated as of the Effective Date, by and between each Seller and Buyer, which shall restrict the transfer of any Buyer Shares issued to Sellers pursuant to this Agreement and shall include, amongst other things, the following:

(a)	No restrictions on transfers between a Seller and such Seller's family and Affiliates;

(b)	No restrictions on transfers between the Sellers themselves;

(c)	Buyer Shares issued to the Sellers pursuant to the Share Payment are subject to a first right to acquire those shares ("Sale Shares") where, amongst other things:

(i)	If the Sellers or any of them wish to sell, they must first approach the Buyer to negotiate a sale and purchase of the Sale Shares;

6

(ii)	The Buyer and the relevant Seller have seven days to agree on sale terms;

(iii)	If after seven days Buyer and Seller cannot agree on terms, the relevant Seller may sell the Sale Shares to a third party on terms no more favorable to such third party than those offered to the Buyer, provided that:

(aa)	The third party purchaser completes the Buyer's standard subscription agreement and qualifies as an "accredited investor" under U.S. securities laws

(bb)	The third party represents and warrants (i) that the Sale Shares are being acquired for the third party's account for investment purposes only and not with a view to distribution, and (ii) that the third party is not considered a "Bad Actor" under U.S. securities laws; and

(iv)	The Buyer's first right to acquire the Sale Shares expires on the date of repayment of the Buyer Notes;

(d)	Buyer Shares issued to the Sellers pursuant to the Earnout Payment may not be transferred at all for a period of six months from the date of issue, other than a transfer described in paragraph (a) or (b) above;

(e)	Any Buyer Shares issued to the Sellers whether as part of the Share Payment or the Earnout Payment, may not be transferred for a period of 12 months from the date that an underwriting agreement is signed by a credit worthy organisation in connection with an initial public offering of Buyer Shares on a recognised stock exchange that occurs within three months of the date of execution of the underwriting agreement by all parties, other than a transfer described in paragraph (a) or (b) above.

Loss or Losses means any and all liability, damages (including for diminution of value), fines, fees, penalties and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable out-of-pocket fees and expenses of attorneys, accountants and other experts or other reasonable out-of-pocket expenses of litigation or other legal proceedings (such fees and expenses to include all reasonable out-of-pocket fees and expenses, such as reasonable out-of-pocket fees and expenses of attorneys), incurred in connection with the rightful enforcement of rights under this Agreement against any party hereto, and whether or not arising out of third party claims against an Indemnified Party.

Management Fee means, the monthly cash management fee payable by the Company to the Buyer which will be paid from time to time from retained earnings of the Group after making prudent provision for:

(a)	The working capital requirements of the Group;

7

(b)	The capital expenditure requirements of the Group; and

(c)	In both cases cognisant of the Sellers' plans to perform the EBITDA targets set out in the Earnout Payments; and

(d)	With the understanding that the amount of the monthly Management Fee may fluctuate up or down and is not a fixed amount.

Net Accounts Receivable means, on a consolidated Group basis:

(a)	The sum of all accounts receivable plus prepaid expenses;

(b)	Less all accounts payable, advance payments due, accrued liabilities (excluding current year (financial year end 2016) tax liabilities); and

(c)	If the sum of paragraph (a) and (b) is negative, the Seller must ensure that sufficient cash is retained in the Group to ensure that the number is no less than zero.

Organizational Documents means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, partnership agreement, certificate of limited partnership, trust agreement or other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

Person means an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental or Regulatory Authority.

Purchase Right with respect to any Person means any security, right, subscription, warrant, option or other Contract that gives the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person.

Relevant Breach means any event, matter or circumstance, which is inconsistent with, contrary to, or otherwise, a breach of any of the Seller Warranties (or which would be inconsistent with, contrary to or otherwise a breach of any of the Seller Warranties if they were repeated as at Closing or as at any time between the date of this Agreement and Closing).

Schedules means the schedules (together with attachments) attached to this Agreement, which are incorporated herein by reference.

Seller means each of Dearing, Peabody and Hiscock individually and Sellers means Dearing, Peabody and Hiscock collectively.

8

Sellers' Security means each of;

(a)	A deed of guarantee and indemnity from each of the Company and its Subsidiaries in favour of the Sellers securing repayment and performance of the Buyer Notes; and

(b)	A first ranking registered deed of charge from each of the Company and the Subsidiary Company's in favour of the Sellers in support of their respective guarantee obligations (as referred to in paragraph (a) above), over their respective assets, prepared by Sellers in form and substance satisfactory to Buyer.

Seller Warranties means the representations and warranties set out in Schedule 4.

Shares means the entire issued share capital of the Company at Closing as set out in Schedule 1.

Share Payment means 1,666,667 restricted Buyer Shares issued by Buyer to Sellers in payment of $4,000,000 of the Purchase Price ($2.40 per share).

Subsidiary or Subsidiaries means, with respect to any Person (including a Subsidiary of such Person), any other Person with respect to which such first Person (alone or in combination with any of such first Person's other Subsidiaries) owns:

(a)	Capital stock or other equity interests having the ordinary voting power to elect at least fifty percent (50%) of the board of directors or other governing body of such Person; or

(b)	At least fifty percent (50%) of the outstanding voting securities or voting power of such Person; and

(c)	For purposes of this definition, a partnership, association or other business entity shall be deemed to be a Subsidiary of a Person if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is controlled by or controls the managing director or general partner of such partnership, association or other business entity.

Subsidiary Company means, for the purposes of this Agreement, the following Subsidiaries of the Company:

(a)	Top Draw Animation Hong Kong Limited, a private company incorporated in Hong Kong wholly owned by the Company, further details of which are set out in Schedule 1; and

(b)	Top Draw Animation Inc., a private company incorporated in the Philippines and currently wholly owned by the Company, further details of which are set forth in Schedule 1.

9

Surplus Cash means at the time of Closing, the retained cash in the Group after allowing for Working Capital.

Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities in any jurisdiction wherever chargeable, and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Tax shall have the same meaning.

Tax Claim Determined is the actual amount of the Fax Claim Disclosed as finally agreed and settled by Top Draw Animation Inc. and the relevant Governmental or Regulatory Authority.

Tax Claim Disclosed means the possibility of a Governmental or Regulatory Authority seeking to claim and negotiate tax payable over and above that which Top Draw Animation Inc. has provided for in the financial.

Tax Provision means the sum of $300,000.

Tax Provision Expiry Date means 31 December 2018.

Transaction Documents means this Agreement, the Buyer Notes, the Lock-Up Agreements all other agreements relating thereto.

US GAAP means the generally accepted accounting principles adopted by the U.S. Securities and Exchange Commission.

Working Capital means, as at Closing, the sum of:

(a)	$500,000 in cash;

(b)	Net Accounts Receivable; and

(c)	If Net Accounts Receivable is less than $300,000, ensure that additional cash is retained in the Group such that the sum of Net Accounts Receivable and the additional cash is equal to $300,000.

2.	Interpretation

2.1	In this Agreement, unless the context otherwise requires:

(a)	references to times of day are, unless the context otherwise requires, to Hong Kong time and references to a day are to a period of twenty four hours running from midnight on the previous day;

10

(b)	any amount expressed to be in $ or dollars, shall be to the lawful currency of the United States of America;

(c)	the index, headings and any descriptive notes in brackets following references to statutes in this Agreement are for convenience only and shall not affect its construction or interpretation;

(d)	references to Clauses, Recitals or Schedules are to clauses of and recitals and schedules to this Agreement and references in a Schedule or a part of a Schedule to a paragraph are to a paragraph of that Schedule or that part of that Schedule;

(e)	all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement;

(f)	use of the singular shall include the plural and vice versa, and the use of any gender shall include all other genders;

(g)	references to any document in the agreed form means in a form agreed by the parties and for the purposes of identification initialled by each party;

(h)	a party means a party to this Agreement and includes its permitted assignees and successors in title and, in the case of an individual, his estate and personal representatives;

(i)	a Person shall include any individual, firm, company, state or agency of the state or any association or partnership or other body or entity (wherever and howsoever incorporated or established), and in each case, vice versa;

(j)	includes or including shall mean including without limitation;

(k)	general words shall not be given a restrictive meaning;

(l)	writing or written includes faxes and any non transitory form of visible reproduction including e-mail;

(m)	The words "hereof," "herein," "hereto" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(n)	the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(o)	unless the context of this Agreement clearly requires otherwise, the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."

11

(p)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it; and

(q)	where any agreement, acknowledgement, covenant, representation, warranty, indemnity, undertaking, obligation or liability is expressed to be made, undertaken or given by two or more persons their liability shall be deemed to be joint and several.

3.	Conditions

3.1	The obligations of the parties under this Agreement are in all respects conditional on the fulfilment or satisfaction of the Conditions on or before the Closing Date.

3.2	The Sellers will not and shall cause the Company not to permit or procure any act or omission before Closing which would constitute a breach of any of the Seller Warranties if they were repeated at Closing or which would make any of the Seller Warranties inaccurate or misleading in any respect if they were so repeated.

3.3	The Buyer will not permit or procure any act or omission before Closing which would constitute a breach of any of the Buyer Warranties if they were repeated at Closing or which would make any of the Buyer Warranties inaccurate or misleading in any respect if they were so repeated.

3.4	The Sellers agree that commencing on the Effective Date up to the Closing or the earlier termination of the obligations of the parties under this Agreement in accordance with its terms:

(a)	Subject to clause 11, the Buyer and its representatives will have full access to all the books and records of the Group for the purpose of their due diligence inquiries;

(b)	Subject to clause 11, the Buyer will be provided with any information relating to the Group as the Buyer may reasonably require, including copies of all board papers and management reports and accounts for the purpose of their due diligence inquiries;

(c)	No material decision concerning the business, assets or affairs (or any part thereof) of the Group will be taken without the prior written consent of the Buyer;

(d)	The Company will maintain in force policies of insurance relevant and necessary to the business of the Group with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained within the Group;

(e)	The Company comply with the restrictions in Part 2 of Schedule 2.

12

4.	Sale and Purchase

4.1	Subject to the terms and conditions of this Agreement, on the Closing Date, each of the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and Buyer shall purchase from the Sellers, for the Consideration, the Shares free and clear of any Encumbrance. At the Closing each Seller shall deliver to Buyer the originally issued share certificates representing the Shares accompanied by duly executed stock powers or similar documents of transfer, endorsed in blank.

4.2	Each of the Sellers represent and warrant that the Shares are and will be at the Closing free of all Encumbrances, pre-emption rights, Purchase Rights or any other restrictions on the transfer imposed by the Company's Organizational Documents, or otherwise.

5.	Manner of Payment of the Consideration

5.1	Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall pay to Sellers, in full payment for the Shares, and in reliance upon the representations, warranties and covenants made herein by each Seller, the following Consideration, subject to adjustment as provided herein:

(a)	The Cash Payment;

(b)	The Share Payment to each Seller in accordance with Clause 6.4(b); and

(c)	The Buyer Notes payable to the Buyers pursuant to Clause S.S.

Unless otherwise specified, all payments to be made pursuant to this Clause 5.1 will be made to each of the Sellers in proportion to their respective percentage shareholdings in the Company as is set out in Schedule 1.

5.2	After the Closing Date, subject to the terms and conditions of this Agreement, and subject to the Group meeting the EBITDA Targets, the Buyer shall cause the Company to deliver to the Sellers the applicable Earnout Payment, on the 31" of March immediately following the Earnout Year in which the EBITDA Target was achieved, as follows:

(a)	25 percent of the relevant Earnout Payment is to be made in cash; and

(b)	75 percent of the relevant Earnout Payment is to be made in Buyer Shares at an issue price per share equal to the lower of:

(i)	a 10 percent discount to the Buyer's last private placement price per share prior to making the Earnout Payment, to a bona fide investor, and priced at arm's length; or

13

(ii)	if the Buyer Shares are listed on a recognised stock exchange and publically traded and not suspended, at a 10 percent discount to the previous 20 day weighted average closing price per share.

(c)	The foregoing notwithstanding, in the event that the Group EBITDA in any 12 month period during the Earnout Years is equal to or greater than $3,700,000, the full amount of the Earnout Payment will be paid one month after that EBITDA Target is achieved and no further Earnout Payments shall be made.

(d)	Unless otherwise specified, all payments to be made pursuant to this Clause 5.2 will be made to each of the Sellers in proportion to their respective percentage shareholdings in the Company as is set out in Schedule 1.

5.3	Earnout Payment means a sum of payments payable up to a maximum amount of $5,000,000 calculated, subject to the Group achieving the EBITDA targets (the "EBITDA Targets) as follows:

(a)	$1,666,667 in the event that the Group achieves an EBITDA of at least $2,400,000 in an Earnout Year; and

(b)	Up to a maximum of $3,333,333 in the event that the Group achieves an EBITDA of at least $3,700,000 in an Earnout Year, provided however, in the event that the Group achieves less than $3,700,000 of EBITDA but more than $2,400,000 of EBITDA in an Earnout Year, $3,333,333 multiplied by the sum of "A" divided by "B" where:

(i)	"A" equals the sum of $3,700,000 less the EBITDA earned; and

(ii)	"B" equals $1,300,000 (being the difference between $2,400,000 and $3,700,000).

5.4	For the avoidance of doubt:

(a)	If an EBITDA target for an Earnout Payment is achieved in an Earnout Year, but is not achieved in a subsequent Earnout Year, there is no claim back for a reduction in the Earnout Payment achieved. Further, Earnout Payments will only be earned one time for each EBITDA Target; and

(b)	If post-Closing the Buyer makes an adjustment to the Accounts, other than an adjustment arising out of a liability that was not provided for in the Accounts, that adjustment will not be included in, or in any way be factored into, any EBITDA Calculation.

14

5.5	Review of EBITDA Calculations.

(a)	Within ninety (90) days after the end of each Earnout Year, Buyer shall cause to be prepared and delivered to Sellers a written statement (in each case, an "Earnout Calculation Statement"), setting forth in reasonable detail its determination and calculation of the EBITDA for the Earnout Year and, the Earnout Payment, if any, payable to Sellers and the amount payable in cash and the number of Buyer Shares issuable to Seller, with supporting documentation relating to such calculations.

(b)	Sellers shall have fifteen (15) business days after receipt of the Earnout Calculation Statement (the "Review Period") to review such statement. Prior to the expiration of the Review Period, Sellers may object to the Earnout Calculation Statement by delivering a written notice of objection (an "Earnout Calculation Objection Notice") to Buyer. Any Earnout Calculation Objection Notice shall specify the items in the Earnout Calculation Statement in dispute and shall describe in reasonable detail the basis for such objection. If Sellers fail to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earnout Calculation Statement shall be final and binding on the Parties hereto. If Sellers timely delivers an Earnout Calculation Objection Notice, then Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earnout Payment for the Earnout Year. If Buyer and Seller are unable to reach agreement within fifteen (15) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be submitted to the Expert Accountant for resolution. If unresolved disputed items are submitted to the Expert Accountant, Buyer and Sellers shall each furnish to the Expert Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Expert Accountant may reasonably request; provided that any work papers, schedules and other documents and information submitted to the Expert Accountant shall be simultaneously delivered to the other Parties. The Expert Accountant shall resolve the disputed items based solely on the applicable definitions, in accordance with the principles set forth in this Agreement and the presentations by Buyer and Seller, and not by independent review.

5.6	Election to add an Earnout Payment to Buyer Notes

(a)	The Buyer may, on the date that an Earnout Payment is due to be paid in accordance with Clause 5.2, elect not, or simply fail, to make a cash based Earnout Payment due under Clause 5.2(a), in which event, the Earnout Payment automatically, as at that election or failure date, becomes a debt owing from the Buyer to the Seller, on the same terms and conditions of the Buyer Notes.

(b)	Failure by the Buyer to pay the Earnout Payment in accordance with Clause 5.2(a) is not an Event of Default, provided however, failure by the Buyer to issue a new Buyer note in accordance with Clause 5.6(a), on the date that the relevant Earnout Payment is due to be paid, is an Event of Default.

5.7	Reduction in Buyer Notes by a Successful Indemnity Claim

In the event that the Buyer is successful in proving an indemnity claim under clause 28 of this Agreement, the Buyer will first be paid under that claim by reducing the amount payable from the sum outstanding in the Buyer Notes, and second in cash in the event that claim is a sum greater that the sum of outstanding Buyer Notes.

15

6.	Closing

6.1	Closing will take place at the offices of the Company on the Closing Date, or at such other place as the parties may agree or remotely via the exchange of documents and signatures. The transfers and deliveries contemplated herein shall be deemed to have occurred and the Closing shall be deemed to be effective as of the close of business on the Business Day prior to the Closing Date. The transfers and deliveries described in Clause 5 shall be mutually interdependent and regarded as occurring simultaneously, and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in this Agreement have also been consummated.

6.2	At Closing the Sellers will deliver each of the documents to be delivered by the Sellers under Schedule 3.

6.3	At Closing, the Sellers will:

(a)	Resolve the appointment of the new directors to the Company and the Subsidiary Companies in accordance with the Buyer's directions prior to Closing;

(b)	Deliver the resignations of all current directors except for Dearing of the Company and the Subsidiary Companies;

(c)	Subject to paragraph (d) below, procure that the Working Capital amount has been retained within the Group;

(d)	Procure that the sum of the Net Accounts Receivable in excess of $300,000 at Closing be paid to the Sellers on a dollar for dollar basis upon receipt of payment by the Buyer payable as part of the Consideration.

(e)	Procure all sums (if any) owing to the Company or a Subsidiary by a Seller, any director of the Company or any of their respective connected Persons are repaid whether or not such sums are due for repayment; and

(f)	Procure all sums (if any), owing to a Seller or its affiliated Persons, other than normal wages or reimbursement costs, by the Company or a Subsidiary, are repaid whether or not such sums are due for repayment.

6.4	At Closing the Buyer will:

(a)	Pay the Cash Payment by electronic funds transfer in accordance with the Sellers payment instructions;

16

(b)	Issue the Share Payment Consisting of an aggregate of 1,666,667 Buyer Shares to the Sellers (or their prescribed nominees) in accordance with each of their payment instructions as follows:

(i)	833,333 Buyer Shares to Dearing;

(ii)	416,667 Buyer Shares to Peabody; and

(iii)	416,667 Buyer Shares to Hiscock.

(c)	Deliver to the Sellers each of the documents to be delivered by the Buyer under Schedule 3; and

(d)	Take or procure the taking of the Buyer's actions listed Schedule 3.

6.5	The Sellers acknowledge and undertake that, for so long as they remain the registered holders of any of the Shares following Closing, they will:

(a)	Hold those Shares together with all dividends or distributions declared, paid or made in respect of them after Closing on trust and as nominee for the Buyer; and

(b)	Subject to the Sellers Security, exercise all voting and other rights exercisable in respect of those Shares in accordance with the Buyer's directions, and so that if a Seller (or Sellers) is in breach of the undertakings contained in this Clause 6.5 the Sellers hereby irrevocably authorise the Buyer to appoint any person as his lawful attorney (and to the complete exclusion of any rights the Sellers may have in such regard) for the purpose of:

(i)	exercising any and all voting and other rights and receiving all benefits and entitlements which may now or at any time after the date of this Agreement attach to or arise in respect of any of the Shares; and

(ii)	generally executing or approving such agreements or documents and doing any such acts or things in relation to any of the Shares as the attorney may think fit; and
(iii)	in each case from the date of this Agreement to the day on which the Buyer or its nominee is entered in the register of members as the holder of the Shares.

6.6	The terms of this Agreement shall, insofar as not performed at Closing and unless otherwise stated, continue in force after and notwithstanding Closing and Closing shall not constitute a waiver by a party of any of its rights under this Agreement.

17

7.	Management of the Group after Closing

7.1	The Buyer will be entitled to charge the Company the Management Fee after Closing provided that no Management Fee may be charged or paid where:

(a)	The Buyer has made an election in accordance with Clause 5.6(a) and the Buyer Notes remain unpaid in whole or part; or

(b)	The Buyer is in breach of the Agreement, the Buyers Notes or the Sellers Security.

7.2	The Sellers and the Buyer agree, if any capital expenditure in excess of $50,000 (a "Significant Capital Expenditure") is required to be incurred from the date of the Letter of Intent to the Closing Date to fund new business opportunities, the Sellers will notify, inform and brief the Buyer accordingly prior to making any such Significant Capital Expenditure. Sellers covenant and agree that they shall not, and shall cause the Group not to make Significant Capital Expenditure without the Buyer's express prior written consent. Any such Significant Capital Expenditure made will be deducted from the Working Capital calculation on Closing, on the basis that the benefit arising from such investment will accrue post-Closing and for the benefit of the Buyer.

7.3	Dearing will enter into a contract of employment or extend his existing contract of employment pursuant to which he shall serve as the managing director and chief executive officer of the Group for a period of up to three years after Closing (extendable by mutual agreement between Dearing and the Buyer) and it is a material term of this Agreement that the contract of employment must not:

(a)	Reduce the net take home remuneration after tax that he is earning as at the Closing Date; and

(b)	If it does, and the Company makes good the shortfall in accordance with paragraph (a), the increased cost must be added back to the EBITDA.

7.4	Each of the current directors of the Company, other than Dearing, shall resign from the board effective as at the Closing Date, and the Buyer shall elect new directors.

7.5	The Buyer will not, during the Earnout Years or while the Buyer Notes remain outstanding, without the Sellers consent in writing;

(a)	Other than the Management Fee, distribute any sum to the Buyer by way of dividend, capital, repayment of debt or otherwise, or in any manner reduce the capital of the Company or the Subsidiary Companies;

(b)	Create or permit the creation of any Encumbrance ranking superior to the Sellers' Security.

(c)	Dispose or permit the disposition of the Shares or any assets of the Company and its Subsidiary Companies;

18

(d)	Create or permit the creation of any liability in the Company or its Subsidiary Companies other than a liability in the normal course of the Business;

(e)	Materially change the Business of the Group;

(f)	Add any cost to the Group by virtue of for example, inter-company interest, corporate expenses, which are not in the Sellers' reasonable opinion necessary for the operation of the Business, and which have the effect of reducing the Group's EBITDA.

7.6	The Sellers and the Buyer agree, that the method for calculating EBITDA (as set out in Clause 1.1 of this Agreement) during the Earnout Years, will be exactly the same as it was before Closing so as long as it is conforms with GAAP.

7.7	The Buyer agrees with the Seller:

(a)	To retain the accounting firm who completed the restatement of the Accounts to US GAAP as well as the audit of the Accounts, for the Earnout Years; and
(b)	To undertake and deliver the EBITDA Calculations;

provided however the Buyer is not obliged to comply with this clause in the event that the specified accounting firm is adjudged insolvent by its partners or a Governmental or Regulatory Authority, commits a fraud or an act of serious misconduct, or is not acceptable in the reasonable opinion of the Buyer's US Auditors and in which case, the accounting firm retained will be a reputable firm based in Manila.

7.8	Post-Closing and up to the date that the Buyer Notes are paid in full, and the Earnout Payments have also been paid in full or have otherwise expired, the Buyer will supply the following information to the Sellers, the annual Group audited financial statements within three months of the end of each financial year;

7.9	If:

(a)	The Tax Claim Determined is less than the Tax Provision then the difference, not to exceed $300,000 will be paid to the Seller within five Business Days of the Buyer being notified of the Tax Claim Determined or the Tax Provision Expiry Date, whichever is the earlier, paid as part of the Consideration;

(b)	The Tax Claim Determined is equal to or greater than the Tax Provision, then no adjustment of the Consideration is required.

19

8.	Termination

8.1	Each Seller hereby covenants and agrees to immediately give written notice to the Buyer of any event, matter or circumstance of which they are or become aware of on or prior to Closing which:

(a)	Is a Relevant Breach; or

(b)	Otherwise constitutes a material breach of this Agreement by the Sellers.

8.2	If at any time before Closing either:

(a)	The Buyer becomes aware of any Event of Default; or

(b)	The Sellers Conditions have not been fulfilled;

(c)	The Buyer shall be entitled to rescind this Agreement on or before the Closing Date by notice to the Sellers without any liability on its part.

8.3	If the Buyer exercises its right of rescission under Clause 8.2 it shall have no other claim.

8.4	If clause 8.2 applies and the Buyer does not exercise its right of rescission but proceeds to Closing, the Buyer will have no other claim against the Sellers and will be taken to have irrevocably waived its rights against the Sellers in relation to those matters.

8.5	Except in the circumstances set out in Clause 8.2 the Buyer shall not be entitled to rescind this Agreement and the right of rescission under Clause 8.2 shall not be exercisable after Closing.

8.6	If the Buyer fails to comply with clause 6A of this Agreement, or is otherwise in breach of this Agreement on or before the Closing Date, the Seller shall be entitled to terminate this Agreement by notice to the Buyer without any liability on its part.

9.	Warranties

9.1	The Sellers jointly and severally warrant to the Buyer that,

(a)	Each of the Sellers Warranties, notwithstanding anything in this Agreement, will be subject to matters Disclosed and matters contained in the Disclosure Letter; and

(b)	Each of the Seller Warranties will be at all times up to and including the Closing Date true, accurate and correct in all material respects and not misleading by reference to the facts and circumstances then existing and for this purpose each of the Seller Warranties shall be deemed to be repeated on each day from the date of this Agreement up to and including the Closing Date by reference to the facts and circumstances then existing.

20

9.2	Each of the Sellers acknowledges and understands that the Buyer is entering into this Agreement, and the other Transaction Documents (defined below) in reliance on the Seller Warranties.

9.3	Each of the Seller Warranties shall be construed as a separate and independent warranty and (unless otherwise stated) shall not be limited by the terms of any of the other Seller Warranties or by any other term of this Agreement.

9.4	The Buyer may not make a Claim for breach of a Seller Warranty unless:

(a)	The amount claimed in respect of a single claim exceeds $35,000 ("Cap"); or the amount claimed consists of more than one claim having a total amount claimed of no less than $175,000 ("Basket"); and

(b)	The Claim is made by notice in writing from the Buyer to the Seller, setting out the details of the Claim including the amount and the basis of the Claim, on or before the due date of the Buyers Note.

9.5	The maximum amount that the Buyer may recover from the Sellers (whether by way of damages or otherwise) in respect of all breaches of the Tax Claim Disclosed and the Seller Warranties is SO percent of the Consideration paid and delivered at Closing (the "Cap"), and the manner of payment will be based on an equal one third return to the Buyer of:

(a)	The Cash Payment;

(b)	The Buyer Notes; and

(c)	The Share Payment.

9.6	The Sellers make no warranties or forecasts in relation to any future events despite any other clause or warranty contained in this document and notwithstanding that materials relating to future events may have been provided in due diligence investigations,

9.7	The Buyer may only recover once for the same loss, and cannot bring a Claim for an amount or loss to the extent:

(a)	That the same amount or loss has been recovered in another claim, or is made good or is compensated for without cost to the Buyer;

(b)	An amount equal to any tax rebate, tax credit, or reduction in present or future tax received or receivable by the Buyer in respect of the amount or matter the subject of the claim;

(c)	That there are any corresponding savings by, or net benefit to, the Buyer or any of its related bodies corporate; or

21

(d)	That the Buyer is entitled to take recovery action (including a claim on an insurance policy) for any part of that amount.

9.8	If the Sellers pay the Buyer an amount for a Claim and the Buyer or the Company later receives from some other person any sum or money, credit or benefit in respect of any matter giving rise to that Claim or mitigates its loss, the Buyer must immediately repay to the Sellers the lesser of:

(a)	The amount paid by the Sellers for the Buyer's Claim; and

(b)	The sum (including any interest) received or an amount equal to the value of the thing received or equal to the value of the benefit of that mitigation, less all reasonable costs incurred in obtaining the amount or thing received.

9.9	The Buyer warrants to the Sellers that, each of the Buyer Warranties will be at all times up to and including the Closing Date true, accurate and correct in all material respects and not misleading by reference to the facts and circumstances then existing and for this purpose each of the Buyer Warranties shall be deemed to be repeated on each day from the date of this Agreement up to and including the Closing Date by reference to the facts and circumstances then existing.

9.10	The Buyer and acknowledges and understands that the Sellers are entering into this Agreement on the basis of and in reliance upon the Buyer Warranties.

10.	Tax Claims

10.1	Tax claims under this Agreement do not apply to any Taxation liability or obligation arising after 31 December 2015.

10.2	The Buyer must give notice to the Sellers if:

(a)	There is a Tax Claim Determined; or

(b)	The Buyer or Company receives notice from a tax authority or other competent person or authority ("Regulator"), after Closing, that it proposes to conduct a review or audit of the Group's Taxation affairs and must keep the Sellers informed of progress with any review or audit.

10.3	If either Clause 6.3(c)(ii) or (iii) applies, this Clause 10 will not apply to the Tax Claimed Disclosed.

22

10.4	If:

(a)	The Regulator issues an assessment or amended assessment ("Relevant Assessment") to the Group for Taxation payable in respect of a financial year or period ending on or before the Closing Date ("Review Period"); and

(b)	The amount of the Relevant Assessment exceeds any prior assessments notified as payable or provided for in the Accounts for the relevant period ("Original Assessment");

then the following provisions of this clause 10 apply.

10.5	The Buyer must provide the Sellers with a copy of the Relevant Assessment as soon as practical after its receipt.

10.6	The Sellers must pay to or as directed by the Buyer an amount determined under this clause 10 ("Tax Adjustment") at least two Business Days before the due date for payment of the Relevant Assessment or the amount of the Relevant Assessment if the Tax Adjustment has not been determined by that date.

10.7	If the Sellers have paid the Relevant Assessment in accordance with clause 10.4 and the Tax Adjustment (when determined) is more or less than the Relevant Assessment:

(a)	The Sellers must pay the amount by which the Tax Adjustment exceeds the Relevant Assessment to the Buyer; or
(b)	The Buyer must pay the amount by which the Relevant Assessment exceeds the Tax Adjustment;

within five Business Days of the Tax Adjustment being determined.

10.8	The Tax Adjustment is the amount that will place the Company in the same position as if it had not received the Relevant Assessment after allowing for any adjustments, deductions, credits, reimbursements or rebates that will be paid or allowed to the Company as a result of payment of the Relevant Assessment or otherwise in connection with the adjustment of its Tax affairs for the Review Period.

10.9	If requested by the Sellers, the Buyer will permit the Sellers to negotiate with the Regulator before or after the issue of a Relevant Assessment and to contest any Relevant Assessment in the name of the Company, or in respect of the Tax Claim Disclosed ("Preventative Action") but at their own expense.

10.10	Notwithstanding anything in this Agreement, if the Sellers elect to take Preventative Action the Buyer shall take such action as is reasonably requested by the Sellers to:

(a)	Procure the Company or a Subsidiary Company to give all necessary authorities to the Regulator allowing them to deal with the Sellers;

23

(b)	Make available to the Sellers relevant records and books of account of the Group as deemed reasonable by the Buyer in its sole discretion;

(c)	Not interfere with or obstruct the Seller in taking Preventative Action; and

(d)	Generally support the Seller in taking Preventative Action.

10.11	If the Sellers pay any Tax Adjustment and the Regulator subsequently refunds any portion of the Relevant Assessment or pays interest on the refunded amount, the Company must account to the Sellers for that proportion of the refund or interest attributable to the payments made by the Buyer within five Business Days of the Company or a Subsidiary Company receiving the payment or credit for the refund or interest.

10.12	If there is any dispute between the parties as to the amount of a Tax Adjustment that is required to be paid or the amount to be repaid to the Sellers, that dispute will be determined by an Expert Accountant who must be based in Manila.

11.	Confidentiality

11.1	The parties undertake to keep confidential the terms of this Agreement and all information about each other, and will ensure that the same level of confidentiality binds its employees, agents and advisors.

11.2	The parties shall be entitled to disclose the information where:

(a)	Information becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement;

(b)	The parties agree in writing that such information is not confidential; and

(c)	The disclosure is required by law, or by a regulatory body, tax authority or securities exchange.

12.	Assignment

12.1	This Agreement shall be binding on and shall enure for the benefit of the successors in title of each party.

12.2	No party shall be entitled to assign the benefit of any rights under this Agreement without the prior written consent of the other parties, such consent not to be unreasonably withheld.

24

13.	Entire Agreement

13.1	This Agreement (together with the other documents referred to in it) sets out the entire agreement and understanding between the parties and supersedes all prior agreements or understanding (whether oral or written) between the parties in respect of the subject matter of this Agreement.

13.2	Each party acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties except those contained in this Agreement (or any document referred to in it), provided that nothing in this Agreement shall limit or exclude any liability for fraud.

13.3	The rights of a party under this Agreement are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

14.	Exclusivity

The Buyer's exclusive right up to 31 May 2016, to complete the acquisition of the Company is restated in this Agreement, and the Sellers warrant and covenant again that they, or their employees, agents or advisors, will not, from the Effective Date to 31 May 2016, solicit or negotiate with anyone else regarding the potential acquisition of the Company, its assets, or the Business.

15.	Further Assurance

Each party shall execute or procure that any necessary third party shall execute all such documents and/or do or procure the taking of such steps as the other party shall after Closing reasonably require in order to give effect to this Agreement (and any document entered into pursuant to it) and to give each party the full benefit of the provisions of such documents.

16.	No Set Off

All payments to be made by the Buyer under this Agreement shall, unless otherwise provided in this Agreement or separately in writing between the parties, be made in full:

(a)	Without any set off or counterclaim; and

(b)	Free from any deduction or withholding save as may be required by law.

25

17.	Waiver, Variation and Release

17.1	No failure or delay by a party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of any other claim, right, power or privilege.

17.2	No variation of this Agreement shall be effective unless it is agreed in writing and executed by each party.

18.	Costs

(a)	Except as otherwise specifically provided in this Agreement, each party shall bear its own legal and other costs incurred in relation to the negotiation, preparation and Closing of this Agreement (and the other documents referred to in it).

(b)	The Buyer will pay to the Seller half of the Hong Kong stamp duty payable on transfer of the Shares from the Sellers to the Buyer up to a maximum of $12,000.

19.	Counterparts

This Agreement may be entered into in two or more counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart, and each counterpart, when executed and delivered shall be an original, and all counterparts shall together constitute one and the same document.

20.	Effect on Closing

Except to the extent already performed, all provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Closing.

21	Invalidity

Each of the provisions of this Agreement shall be read and construed independently of the other provisions as entirely separate and is severable. If any provision (or part thereof) is found by any court or competent authority to be illegal, invalid or unenforceable in any jurisdiction, that provision (or part thereof) shall be deemed not to be part of this Agreement and shall not affect the continuation in force of the remainder of this Agreement.

26

22.	Third Party Rights

This Agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

23.	Notices

23.1	Any notice to be given in connection with the matters contemplated by this Agreement shall, unless expressly provided otherwise, be in writing and shall either be delivered by hand or by electronic transmission. Delivery by courier shall be regarded as delivery by hand. In this Clause 24 notice includes any request, demand, instructions, communication or other document.

23.2	Such notice shall be sent to the relevant party, if an individual to his address set out in this Agreement and if a company to its registered office address for the time being, or in each case to the relevant electronic address set out below and in each case marked for the attention of the relevant person as set out below.

Sellers — electronic address to wdearing@topdrawanimation.com for the attention of Wayne Dearing

Buyer — electronic address to mel@gromsocial.com for the attention of Mel Leiner

23.3	A notice so delivered or sent shall be deemed to have been served if by:

(a)	Hand, when delivered; or

(b)	Electronic transmission, at the time of successful completion.

23.4	In proving the service, it shall be sufficient to show that delivery by hand was made, or that the electronic transmission was properly addressed and transmitted.

23.5	A party may notify the other parties of a change to its name, relevant person, address or electronic transmission for the purposes of Clause 23.2, but any such notification shall only be effective upon actual (as opposed to deemed) receipt and then only with effect from the later of any date specified in the notification as the date on which the change is to take place and the fifth business day following the day on which such notification is actually received.

27

24.	Default Interest

If a party which is required to pay any sum under this Agreement fails to pay such sum on the due date for payment it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) at the rate per annum that is 4% above the Citibank base rate from time to time. Such interest shall accrue from day to day, be compounded monthly and shall be paid on demand.

25.	Governing Law and Jurisdiction

25.1	This Agreement and any dispute claim or obligation (whether contractual or non-contractual) shall be governed by and construed in all respects in accordance with the law of Hong Kong.

25.2	The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of Hong Kong in relation to any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with this Agreement or the legal relationships established by it.

26.	Dispute Resolution

26.1	Limitation on proceedings

Subject to any matter specifically referred to the Expert Accountant under this Agreement, the parties agree that it is a condition precedent to the commencement of any litigation proceedings by a party in respect of a dispute under, or in relation to, this Agreement ("Dispute") that the party has complied fully with the agreed process of resolving a Dispute ("Dispute Resolution Process") under this clause (regardless of the level or levels on which the Dispute has previously been considered).

26.2	Dispute Resolution

(a)	Except for disputes regarding Earnout Payments, where a Dispute arises between the parties, a party may give notice to the other parties initiating a Dispute Resolution Process in respect of the Dispute ("Dispute Notice") which Dispute Notice must:

-	state that the notice is given under this sub-clause;

-	describe the nature of the Dispute; and

-	nominate a representative of the party who is authorised to negotiate and settle the Dispute on the party's behalf.

28

(b)	Each Other party must within 5 Business Days after receipt of a Dispute Notice nominate in writing to the other parties a representative authorised to negotiate and settle the Dispute on its behalf.

(c)	The parties' representatives must negotiate in good faith with a view to resolving the Dispute within 15 Business Days after the receipt of the Dispute Notice, (or such longer period as those representatives agree), failing which the Dispute must be immediately referred to the Chief Executive Officers of the parties.

(d)	The Chief Executive Officers must negotiate in good faith with a view to resolving the Dispute within 10 Business Days of the Dispute being referred to them (or such longer period as the Chief Executive Officers agree) failing which, the Dispute may be immediately referred by a party by notice to mediation or Expert determination under this Agreement.

26.3	Mediation

Mediation of a Dispute must:

(a)	Be conducted in Hong Kong by the person or body agreed to by the parties or, failing agreement within 20 Business Days after receipt of the Dispute Notice, by the person or body as nominated by the President for the time being of the Law Society of the Hong Kong on request by either party;

(b)	Be conducted in accordance with such rules as may be agreed to by the parties or, failing agreement within 20 Business Days after receipt of the Dispute Notice, in accordance with the rules nominated by the person or body agreed or nominated to conduct the mediation;

(c)	Be at the cost and expense of the parties equally (except that each party must pay its own advisers, consultants and legal fees and expenses) unless the parties otherwise agree;

(d)	If not earlier resolved, be continued for a period expiring on the date being 10 Business Days after the nomination of the mediator (or such other period as the parties may agree) after which either party may at any time after that date seek Expert determination in accordance with this agreement or commence litigation proceedings in respect of the Dispute.

27.	Expert Determination

27.1	Expert determination

Where a matter is permitted or required by this Agreement to be determined by an Expert, or if the parties otherwise agree, any party may refer the matter to the determination of an Expert and the following provisions apply:

29

(a)	Subject to any other determination by the Expert, the costs of obtaining the determination must be at the cost and expense of the parties equally (except that each party must pay its own advisers, consultants and legal fees and expenses) unless the parties otherwise agree;

(b)	The Expert determination must be conducted by a person or body agreed to by the parties or, failing agreement within 10 Business Days after a party proposes a person or body, by the person or body nominated by the President for the time being of the Law Society of the Hong Kong; and

(c)	In making a determination:

-	the Expert must act in that capacity and not as an arbitrator;

-	the Expert's finding is final and binding upon the parties in the absence of manifest error;

-	the Expert must determine which party or parties should bear the costs of any such determination and in what proportion. In making this decision, the Expert must consider the degree to which he or she considers such party was unreasonable in failing to agree to the matter; and

-	the Expert may employ consultants to assist the Expert to carry out his or her duties.

28	Indemnification

28.1	Indemnification by Sellers. Subject to the specific limitations set forth in this Agreement, Sellers shall, jointly and severally, indemnify, defend and hold harmless Buyer and its officers, directors, members, managers and Affiliates (the "Buyer Indemnified Parties") in respect of, and hold each of them harmless from, against, and with respect to any and all Losses suffered, incurred or sustained by any of them, resulting from, arising out of or relating to the following:

(a)	The Tax Claim Disclosed;

(b)	Any misrepresentation or breach of the warranty given in clause 27.1 of "Schedule 4, The Seller Warranties", of this Agreement; and

(c)	All Taxes (or the non-payment thereof) by the Company and each Subsidiary Company for all taxable periods ending on or before 31 December 2015.

28.2	Indemnification by Buyer. Subject to the specific limitations set forth herein, Buyer shall indemnify, defend and hold harmless Sellers ("Seller Indemnified Parties") from, against and with respect to any Loss arising out of or in connection with any of the following:

30

(a)	Any breach of any of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Transaction Document;

(b)	Any failure by Buyer to perform or observe, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement or any other Transaction Document; or

28.3	Limitations on Indemnity. The indemnification provided for in Sections 28.1. and 28.2 above is subject to the following limitations:

(a)	If Clause 7.9(a) applies, this Clause 28 will not apply to the Tax Claimed Disclosed.

(b)	No party will be liable hereunder with respect to claims referred to in Sections 28.1 and 28.2 above unless the Person seeking indemnification gives written notice thereof within the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a the Person seeking indemnification (an "Indemnified Party") delivers written notice of a claim no later than the Applicable Limitation Date, the other party shall be required to indemnify hereunder for all Losses (following the final determination of such liability pursuant to and in accordance with Section 28.5) which such Person may incur (subject to the De Minimus Amount (defined below), Basket and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(c)	An Indemnified Party shall not be entitled to indemnification under Sections 28. 1 or 28. 2 (except in the case of fraud) for any individual item, or group of related or similar items arising out of the same condition or circumstance, where the Losses related thereto for which the Indemnifying Party would otherwise be required to provide indemnification are less than $5,000 (the "De Minimis Amount"); provided, however, that if the Losses related thereto for which the Indemnifying Party would otherwise be required to provide indemnification equal or exceed the De Minimis Amount, then the Indemnified Party shall be entitled to indemnification in full for all such Losses without regard to the De Minimis Amount (but subject to the other limitations set forth in this Section 28.3.

(d)	Any payment made under this Clause 28 in respect of any indemnification claim shall be reduced by an amount equal to any Tax benefits attributable to such claim but only to the extent that such Tax benefits are actually recognized by the party in the Tax year in which such Losses were incurred and, in the event that such Tax benefit is realized after the indemnification payment to which such Loss relates is paid, the Indemnified Party shall remit to the Indemnifying Party the lesser of (A) such Tax benefit and (B) the amount of the indemnification payment.

(e)	The amount of Losses required to be paid by any Person in any year will be reduced to the extent of any amounts an Indemnified Party actually receives (i) pursuant to the terms of the insurance policies (if any) covering an indemnification claim (determined after giving effect to any increase in premiums resulting therefrom) or (ii) other payment from a third party. In the event that such insurance proceeds or other payment are received after the indemnification nonpayment to which Loss relates is paid, the Indemnified Party shall remit to the Indemnifying Party the lesser of (A) such insurance proceeds or such other payment, as applicable, and (B) the amount of the indemnification. The Parties agree to use their commercially reasonable efforts to assert such rights and obtain such recoveries with respect to insurance policies and indemnification or other payment rights against third parties.

31

28.4	Method of Asserting Claims. All claims for indemnification by any Indemnified Party seeking to be indemnified under this Clause 28 will be asserted and resolved as follows:

(a)	In order for an Indemnified Party to be entitled to any indemnification provided for under Section 28.1 or 28.2 in respect of, arising out of or involving a claim or demand made by any Person not a Party, or an Affiliate of a Party, to this Agreement against the Indemnified Party (a "Third Party Claim"), the Indemnified Party shall deliver a written notice of such Third Party Claim (the "Claim Notice") to the indemnifying party (the "Indemnifying Party") within ten (10) days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Any Claim Notice shall:

(i)	state with reasonable specificity the basis on which indemnification is being asserted;

(ii)	set forth the amount (estimated, if not known and if reasonably ascertainable at such time) of Losses for which indemnification is being asserted, and

(iii)	be accompanied by copies of all relevant pleadings, demands and other documentation in the possession of the Indemnified Party.

(b)	If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party:

(i)	shall within ten (10) days after receipt of the Claim Notice give written notice to the Indemnified Party of such election to assume the defense of such Third Party Claim; and

(ii)	shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any other Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.

32

(c)	If:

(i)	the Indemnifying Party shall not assume the defense of a Third Party Claim with counsel reasonably satisfactory to the Indemnified Party within a reasonable time after any Claim Notice; or

(ii)	legal counsel for the Indemnified Party notifies the Indemnifying Party in writing that there are or may be, and there is in fact a reasonable legal basis for believing that are, material legal defenses available to the Indemnifying Party or to other Indemnified Parties which are materially different from or additional to those available to the Indemnified Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel which prejudices prosecution of the defenses available to such Indemnified Party; or

(iii)	if the Indemnifying Party shall assume the defense of a Third Party Claim and fails to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim, but in such event it shall be the obligation of the Indemnified Party to do so in a reasonably prudent manner, and, if it shall do so, the Indemnifying Party shall be liable for the reasonable out-of-pocket fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such reasonable out-of-pocket fees, charges and disbursements, as and when incurred.

(d)	Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the Parties hereto shall cooperate in the defense thereof. Such cooperation shall include;

(i)	the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim;

(ii)	making employees available on a mutually convenient basis to provide additional information and explanation or any material provided hereunder;

(iii)	keeping the other Party fully informed as to all matters concerning such Third Party Claim;

(iv)	promptly notifying the other Party in writing of any and all significant developments relating thereto; and

(v)	consulting with the other Party prior to acting on major matters, including settlement discussions.

(e)	In the event the Indemnifying Party controls the defense of any Third Party Claim, the Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge;

33

(i)	constitutes a complete and unconditional discharge and release of the Indemnified Party; and

(ii)	provides for no relief other than the payment of monetary damage and such monetary damages are paid or otherwise satisfied in full by the Indemnifying Party or the Indemnified Party has no liability therefor.

(f)	In the event the Indemnified Party controls the defense of any Third Party Claim, the Indemnified Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnifying Party's consent if such settlement, compromise or discharge;

(i)	constitutes a complete and unconditional discharge and release of the Indemnifying Party; and

(ii)	provides for no relief other than the payment of monetary damage.

(g)	In the event any Indemnified Party should have a claim under Section 28.1 or 28.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver a written notice of such claim (the "Indemnity Notice") to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. Any Indemnity Notice shall:

(i)	state with reasonable specificity the basis on which indemnification is being asserted;

(ii)	set forth the amount (estimated, if not known and if reasonably ascertainable at such time) of Losses for which indemnification is being asserted; and

(iii)	be accompanied by copies of all relevant documentation in the possession of the Indemnified Party.

(h)	If the Indemnifying Party has disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed to the Dispute Resolution Process under this Agreement

28.5	Prior Knowledge. No party can make a claim for indemnification under this Clause 28 for any matters actually known to such party on or prior to the Closing Date; provided, however, that the burden of proving that knowledge prior to Closing Date of the Indemnified Party shall rest with the Indemnifying Party.

34

29.	Covenant Not to Compete.

29.1	Dearing agrees, subject to satisfaction of clause 7.3 by the Buyer and Dearing, that he will not up 1 January 2019, directly or indirectly, for any reason, for his own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, employee, consultant, sales representative or otherwise:

(a)	Own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business with any Person (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business of the Group, the Buyer or their affiliates;

(b)	Solicit, or assist in the solicitation of, any Person to whom Sellers either sold, provided or solicited to sell or provide any service or product, in each case, for the purpose of selling, providing or soliciting to sell or provide any service or product the same as that sold or provided by the Group in connection with the Business;

(c)	Divert, recommend, refer or suggest any customer or prospective customer of services or products provided or sold by the Group in connection with the Business to any Person other than Buyer;

(d)	Solicit, or assist in the solicitation of, any Hired Employee (defined below) or other Person employed or engaged by Buyer as of the Closing Date in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will; or

(e)	Knowingly or intentionally damage or destroy the goodwill and esteem of the Group, the Business or the Buyer with its vendors, suppliers, employees, patrons, customers, prospective customers and any others who may at any time have or have had business relations with Buyer, the Group or the Business.

29.2	Dearing and the Buyer recognize and agree that in the event of a breach or threatened breach by Dearing of Clause 29.1, money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a breach or threatened breach by Dearing of the provisions of Clause 29.1, Buyer shall be entitled to an injunction restraining Dearing from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its affiliates may otherwise have under applicable law.

29.3	All of the covenants in Clause 29.1 are intended by each party thereto to be, and shall be construed as, agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Sellers against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of any covenant in Clause 29.1. The parties hereby agree that Clause 29 is a material and substantial part of the transactions contemplated hereby.

35

29.4	A breach by Dearing of this Clause 29 will not amount to a breach of this Agreement rather it is a matter between Dearing and the Buyer pursuant to Dearing's contract of employment with the Company.

30.	Severability.

30.1	In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added in lieu thereof a provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

36

Schedule 1

Company Information

Name	TD Holdings Limited

Company Type	Private

Company Number	996145

Place of	Hong Kong
Incorporation

Registered Office	C/- Fansway Secretaries Limited

Rooms 1009-1012, 10/F.,K
Wah Centre

191 Java Road, North Point,
Honk Kong

Issued Share Capital	Ordinary A	2,000

	Ordinary B	2,000

	Total Shares on Issue	4,000

Shareholders	Wayne Dearing	1,000 Ordinary A and 1,000 Ordinary B

	David Peabody	500 Ordinary A and 500 Ordinary B

	Michael Hiscock	500 Ordinary A and 500 Ordinary B

Directors	Wayne Dearing

David Peabody

Michael Hiscock

Secretary	Fansway Secretaries Limited

Name	Top Draw Animation Hong Kong Limited

Company Type	Private

Place of	Hong Kong
Incorporation

37

Registered Office	C/- Fansway Secretaries Limited

Rooms 1009-1012, 10/F.,K
Wah Centre

191 Java Road, North Point,
Honk Kong

Sole Shareholder	TD Holdings Limited

Name	Top Draw Animation Inc.

Company Type	Private

Place of	Manila
Incorporation

Registered Office	Suite 601, 6th Floor, West
Tower, Philippine Stock
Exchange Center
Exchange Road, Ortigas
Center, Pasig City,
Philippines

Sole Shareholder	Top Draw Animation Hong Kong Limited

38

Schedule 2

Conditions and Pre-Closing Restrictions

Part 1

Conditions

1.	The Seller must, on or prior to Closing:

(a)	Deliver the Accounts;
(b)	Deliver an EBITDA for the full year to 31 December 2015 of at least $1,800,000, confirmed by the audited financial statements for the Company as at 31 December 2015.

2.	The Seller and the Buyer must, on or prior to Closing, enter into and execute:

(a)	The Buyer Notes;
(b)	The Sellers Security;
(c)	The Lock-Up Agreement.

3.	Prior to Closing, the Buyer must have completed its due diligence review of the Group.

39

Part 2

Pre-Closing Restrictions

The Sellers undertake to and covenants with the Buyer that, in the period between the Effective Date and the Closing Date, they shall procure that the Company and its Subsidiaries shall not:

Corporate

1.	Resolve to change its name or alter its constitution.

2.	Modify or vary any rights attached to any shares or create, allot or issue any shares or grant or agree to grant rights to subscribe for, or to convert any security into, any shares.

3.	Capitalise or repay any amount standing to the credit of any of its reserves or redeem or purchase any of its share capital.

4.	Reduce its share capital.

5.	Resolve to be voluntarily wound up.

6.	Pass any resolution or obtain any consent from its members or any class of its shareholders.

7.	Fail to keep proper accounting records or to make therein true and complete entries of all its dealings and transactions.

8.	Fail to maintain the confidentiality of any Company Confidential Information.

Operational

Unless the Buyer otherwise consents, other than in the ordinary course of business:

9.	Incur in any single transaction any liability (whether as principal or surety) for a principal amount that exceeds or could exceed $100,000.

10.	Make any material change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business) in the nature, terms or extent of its business.

11	Create any Encumbrance on its business, undertaking or any of its material assets.

12.	Enter into any material transaction with or for the benefit of any of its directors or any of their respective connected persons.

40

13.	Permit any of its assets to be depleted by any unlawful act on the part of any person.

14.	Commit or omit to do any act or thing the commission or (as the case may be) omission of which is in contravention of any applicable law, order or regulation and which could have a material adverse effect on the business or financial condition.

15.	Fail to keep in place its existing insurance coverage.

41

Closing

Documents to be delivered and obligations to be performed by the Sellers:

1.	A copy of the minutes of a meeting of the shareholders of the Company and of each Subsidiary, authorising the financial assistance being granted to the Buyer in the acquisition of the Shares, certified as correct by a director or the secretary of the Company.

2.	A copy of the minutes of a meeting of the directors of the Company, certified as correct by a director or the secretary of the Company, authorising:

2.1	the financial assistance being granted to the Buyer in the acquisition of the Shares and declaring the solvency of the Company and the Group as at the date of giving the financial assistance;

2.2	the acceptance for registration of the Share transfers;

2.3	the cancellation of existing share certificates in respect of the Shares (if any), and the issue of share certificates to the Buyer;

2.4	the appointment of the Buyer's directors to the board of directors of the Company and the Subsidiaries effective from the Closing Date

2.5	the resignations of the Sellers directors to the board of directors of the Company and the Subsidiaries effective from the Closing Date.

3.	Transfers in respect of the Shares duly executed and completed in favour of the Buyer or as it may direct together with the relevant share certificates (or indemnities in a form satisfactory to the Buyer in respect thereof).

4.	Such other documents as may be required to give good title to the Shares to enable the Buyer or its nominees to become the registered holders thereof.

5.	Statements in respect of each bank account of the Company and its Subsidiaries showing the balance on each such account as at the close of business on a date being not more than two Business Days prior to Closing.

6.	Fully executed originals of this Agreement, and the other Transaction Documents to which the Sellers are a party.

Documents to be delivered and obligations to be performed by the Buyer:

7.	Confirmation of the electronic funds transfer of the Cash Payment to the Sellers.

8.	The Buyers confirmation and consent as to the payment of the Cash Surplus to the Sellers.

42

9.	A copy of the minutes of the directors of the Buyer authorising the issuing of the Buyer Shares pursuant to the Share Payment to the Sellers;

10.	Share certificates for the Buyer Shares pursuant to the Share Payment issued to each of the Sellers.

11.	A signed and completed copy of the Loan Agreement.

12.	A signed and completed copy of each of the documents required to give effect to the Sellers Security, along with all ancillary documents required to give effect to the registration and perfection of the Sellers Security.

43

The Seller Warranties

As a material inducement to the Buyer to enter into this Agreement and to purchase the Shares under this Agreement, each Seller represents and warrants, jointly and severally, to the Buyer that the statements contained in this Schedule 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date, subject however to all matters Disclosed and or contained in the Disclosure Letter.

1.	Information

1.1	All information Disclosed by or on behalf of the Sellers or the Company to the Buyer before or during the negotiations leading to this Agreement is true, fair, honest, accurate and not misleading.

1.2	To the knowledge and belief of the Sellers, the information Disclosed regarding the current financial and trading position and prospects of the Group comprises all information which is material for the reasonable assessment of the financial and trading position and prospects of the Group and there is no information which has not been Disclosed which renders any of the information that has been Disclosed untrue, inaccurate or misleading or the Disclosure of which would be reasonably expected to affect the willingness of the Buyer to purchase the Shares on the terms of this Agreement.

1.3	Neither the Agreement nor any of the schedules, attachments, written statements, documents, certificates or other items prepared or supplied to Buyer by or on behalf of any Seller with respect to the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained in this Agreement or therein not misleading.

2.	Seller's Capacity

2.1	Each Seller has full power, authority and legal capacity to enter into and perform this Agreement and all other agreements, documents and certificates relating hereto to which the Seller is a party (collectively, the "Transaction Documents"), and to perform the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each of the Sellers in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). At Closing, all other Transaction Documents to be executed and delivered by Sellers shall have been duly executed and delivered by Sellers. All other Transaction Documents executed and delivered by Sellers shall constitute valid and binding obligations of Sellers, enforceable against Sellers in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

2.2	The Sellers are the only legal and beneficial owner of the Shares free from all Encumbrances and are entitled unconditionally to sell and transfer (or procure the transfer of) full legal, record and beneficial ownership of the Shares with full title guarantee to the Buyer on the terms set out in this Agreement without any consent or approval of any third party.

44

3.	Share and Loan Capital

3.1	Each Seller holds of record and owns beneficially the Shares set forth opposite his name in Schedule 1 hereto, free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, Purchase Rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, Purchase Right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any Shares. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of any Company. Seller has the power, authority and legal capacity to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Buyer good and marketable title to such Shares, free and clear of all Encumbrances. At the Closing, no Seller nor any third party will have any rights whatsoever (other than any granted or provided by Buyer) with respect to the Shares or to any other securities, or incidents of ownership, of or in the Company. After the Closing Date, the Sellers shall own none of the capital stock of the Company.

3.2	The Shares constitute the whole of the issued and allotted share capital of the Company and are all fully paid up. There is no Encumbrance on, over or affecting the Shares or any other share (issued or unissued) or loan capital of the Company and there is no agreement or commitment to grant, give or create any of the foregoing, and no person has ever made a claim to be entitled to, or to the issue of, any share or loan capital of the Company or to any option in respect thereof.

3.3	As of the date hereof and as of the Closing Date, the Company will have no securities directly or indirectly outstanding other than the Shares owned by the Sellers.

3.4	Other than the Subsidiary Companies, the Company has no Subsidiaries.

4.	Non-contravention.

4.1	The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby or thereby, do not and will not

(a)	Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject,

(b)	Conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he such Seller is bound or to which any of such Seller's assets are subject, or

45

(c)	Result in the imposition or creation of an Encumbrance upon or with respect to the Shares.

5.	Investment.

5.1	Each Seller (A) understands that the Buyer Note issued to the Seller has not been, and will not be, registered under the US Securities Act of 1933, as amended (the "Securities Act"), or under any securities laws, and are being offered and sold in reliance upon federal exemptions for transactions involving an offering to non-U.S. Persons, (B) is acquiring the Buyer Note solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received such information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note, and (F) is an "accredited investor" as such term is defined under Rule 501(a) of Regulation D under the Securities Act.

6.	Litigation

6.1	Neither the Company nor its Subsidiaries are (nor is any person for whose acts or defaults of the Company or its Subsidiaries may be vicariously liable):

(a)	Engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency; or

(b)	To the best of the Sellers knowledge, the subject of any investigation or inquiry by any government, administrative or regulatory body;

(c)	Which are material to the Business, and no such matters are threatened or pending and there are no facts known to the Sellers or the Company which might give rise to any such matter.

6.2	No unsatisfied judgment is outstanding against the Company or its Subsidiaries.

7.	Ownership and Nature of Assets

7.1	The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted (the "Assets"), legally and beneficially free from any Encumbrance, except as set forth on Schedule 7.1 and all assets owned are in the Company's possession or under its control.

7.2	Each such Asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

46

7.3	Schedule 7.3 hereto sets forth a true and correct list of all of the machinery and equipment of every kind and nature whatsoever, rolling or fixed, leased by the Company as of the date of this Agreement, and utilized in the conduct of their business.

7.4	The Company and each Subsidiary is in possession of and has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, all Assets used by the Company and its Subsidiaries in their businesses.

7.5	Neither the Company nor any Subsidiary owns any real property.

7.6	Schedule 7.6 hereto sets forth the address of each parcel of leased real property, and a true and complete list of all leases, subleases or other similar agreements and any amendments, modifications or extensions thereto for each such leased real property ("Leased Real Property") (including the date and name of the parties to such lease agreement (each a "Lease")). The Company has delivered to Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.

7.7	Each Lease is a legal, valid and binding agreement of the Company free and clear of all Liens and there is no notice of any material uncured default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Lease. No penalties set forth therein are accrued and unpaid under any Lease.

7.8	There are no claims, actions or proceedings, actual or threatened, against the Company, any Subsidiary or the Leased Real Property by any Person which would materially affect the future use or occupancy by the Company or its Subsidiaries of the Leased real property or any material part thereof.

7.9	The transactions contemplated by this Agreement and the other Transaction Documents do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

7.10	Any buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Leased Real Property (the "Improvements"), that are used by the Company or any Subsidiary are, to the best of each Sellers knowledge and belief, in good condition and repair and sufficient for the operation of the Business. Each of the Sellers is not aware of any structural deficiencies or latent defects affecting any of the Improvements and of facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business as currently conducted thereon.

47

7.11	Any certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Leased Real Property that are required or appropriate to use or occupy the Leased Real Property or operate the Company's business as currently conducted thereon, have been issued and are in full force and effect to the best of each of the Sellers knowledge and belief. Schedule 7.6 lists all material Real Property Permits held by the Company with respect to each parcel of Leased Real Property. The Sellers have delivered to Purchaser a true and complete copy of all material Real Property Permits. The Company has not received any notice from any governmental authority or other entity having jurisdiction over the Leased Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and there is no Basis for the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable to Purchaser without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by the Company is required in connection with such transfer; and Purchaser shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer. None of the Leased Real Property or any portion thereof is located in a flood hazard area.

8.	Organization, Qualification, and Corporate Power.

8.1	Each of the Company and its Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation. Each of Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and of its Subsidiaries have full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them. Schedule 8.1 lists the directors and officers of the Company and each of its Subsidiaries. Sellers have delivered to Buyer correct and complete copies of the Organizational Documents for each of the Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books for each of the Company and its Subsidiaries are correct and complete. Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of its Organizational Documents.

9.	Financing Facilities

9.1	Details and copies of all financing facilities held by the Company, if any, in respect of which payments of principal are due, are set forth in Schedule 9.1.

9.2	There have been, and there are, no breaches of or non-compliance with the terms of the any financing facilities.

48

9.3	Neither the Company nor any Subsidiary has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Sellers, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing other than liabilities and obligations expressly Disclosed on the attached Schedule 9.1.

10.	Encumbrances

10.1	Except for the Sellers Security, there are no Encumbrances, over or affecting all or any part of the undertaking or assets of the Group and there is no agreement, commitment or obligation to create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

11.	Insolvency

11.1	The Group:

(a)	Is not insolvent or unable to pay its debts as and when they fall due; and

(b)	Has not stopped paying its debts as they fall due.

11.2	No step has been taken in any jurisdiction to initiate any process by or under which:

(a)	The ability of the creditors of the Company or its Subsidiaries to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	Some or all of the creditors of the Company or its Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or its Subsidiaries; or

(c)	A person is appointed to manage the affairs, business and assets of the Company or its Subsidiaries; or

(d)	The holder of a charge over all or any of the Company or its Subsidiaries assets is appointed to control the business and/or all or any asset.

11.3	No process has been instituted which could lead to the Company or its Subsidiaries to being dissolved and its assets being distributed among the Group's creditors, shareholders or other contributors.

12.	The Accounts

12.1	The Accounts (including the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are correct and complete), and show a materially accurate view of the Group's assets, liabilities, financial position and state of affairs, as at the date they were prepared.

49

12.2	The accounting reference date of the Company is and always has been 31 December.

12.3	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Group as at the Accounts Date.

12.4	The Accounts have been filed in accordance with the requirements of the law for the Company and its Subsidiaries.

12.5	Absence of Changes. Except as contemplated by this Agreement, since December 31, 2015 to the Closing Date, the Company and the Subsidiaries have conducted the Business in the ordinary course of business and there has not occurred:

(a)	Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other equity interests) of the Company or any Subsidiary any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any such capital stock (or other equity interests) of the Company or any Subsidiary;

(b)	Any authorization, issuance, sale or other disposition by the Company or its Subsidiaries of any shares of their capital stock (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of the Company or any Subsidiary;

(c)	Any increase in excess of 5% in salary, rate of commissions or rate of consulting fees of any employee of or consultant to the Company or any Subsidiary;

(d)	Incurrences by the Company or any Subsidiary of any liabilities, or any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company or any Subsidiary under, any liabilities of or owing to the Company or any Subsidiary, except in the ordinary course of business;

(e)	Any purchase of the business of any Person or disposition of, or incurrence of an Encumbrance on, any assets of the Company or any Subsidiary, other than acquisitions or dispositions of inventory or obsolete, unused or replaced equipment, or of other items in the ordinary course of business consistent with past practice;

(f)	Any disbursement, bonus or other distribution by the Company or any Subsidiary of cash or other assets to the Sellers or any other employees of the Company or any Subsidiary;

50

(g)	Any transaction by the Company with any of its officers, directors, stockholders, employees or Affiliates, other than bona fide, ordinary course employment related matters or pursuant to a Contract or arrangement in effect as of the date of and expressly set forth in the Accounts for the year ended December 31, 2015 (the "Most Recent Accounts");

(h)	Any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any merger, sale of substantially all assets or other business combination not otherwise restricted by the foregoing paragraphs;

(i)	Any change in the accounting methods or procedures of the Company or any Subsidiary other than to restate the Accounts in US GAAP.

12.6	Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth on the face of the Most Recent Accounts (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Accounts that are fully reflected or reserved against in the Accounts for the three month period ended March 31, 2016 and have been incurred in the ordinary course of business and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law.

13.	Taxes

13.1	Each of the Company and the Subsidiaries has paid or made adequate provision for the payment of all taxes, fees, assessments and charges, including income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by any Governmental or Regulatory Authority and all penalties and interest thereon (collectively "Taxes"), which has or may become due for or during all periods ending, and in respect of all operations of the Business, on or prior to the Closing Date. All Tax Returns (as hereinafter defined) required to be filed in connection with the Business have been accurately prepared and filed and all deposits required by law to be made by the Company or any Subsidiary with respect thereto have been duly made. None of the Company or any Subsidiary is a party to any pending action, proceeding or audit by any governmental authority for assessment or collection of any amount of Taxes for which it may be directly or indirectly liable in relation to the Business, and there is no claim for assessment or collection of any amount of Taxes for which it may be directly or indirectly liable. The term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to any Tax with respect to the Business, including any schedule or attachment thereto, and including any amendment thereof.

13.2	The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party in relation to the Business.

51

13.3	Sellers are not aware of any reasonable basis upon which any additional Taxes for any period for which Tax Returns have been filed are likely to be assessed. There is no dispute or claim concerning any Tax liability of any of the Company or Subsidiaries related to the Business or their respective Assets either (A) claimed or raised by any authority in writing or (B) as to which any of the Company, Subsidiaries or any of their respective directors and officers (and employees responsible for Tax matters) has knowledge based upon personal contact with any agent of such authority.

13.4	No claim has ever been made by an authority in a jurisdiction where any of the Company or any Subsidiary does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction in connection with the conduct of the Business.

14.	Insurance

In respect of the insurance policies in which the Group has an interest set forth on Schedule 14 hereto (together "Policies"):

14.1	All premiums due on the Policies have been paid and all other conditions of the Policies have been performed and observed;

14.2	None of the Policies has or may become void or voidable as a result of any act or omission of the Company, its directors, employees and/or agents;

14.3	The Policies will continue in full force and effect notwithstanding Closing;

14.4	No claim is outstanding either by the insurer or the insured under any of the Policies and no claim against the Company or its Subsidiaries by any third party is outstanding in respect of any risk covered by any of the Policies or by any policy previously held by the Company or its Subsidiaries; and

14.5	The Sellers are not aware of any circumstances which would or might entitle the Company to make a claim under any of the Policies or which would or might be required under any of the Policies to be notified to the insurers.

15.	Contracts

15.1	Schedule 15.1 hereto sets forth a true and complete list of each Contract or other agreement to which the Company is a party or by or to which any property of the Company is otherwise bound or subject that:

(a)	Requires payments or performance during its term involving an amount in excess of $25,000;

(b)	Has not been made in the ordinary course of business;

(c)	Is an employment, consulting, non-competition, indemnification or contribution agreement;

52

(d)	Is a services, licensing, development or supply agreement (whether or not exclusive);

(e)	Is an agreement providing for the sale, acquisition or lease of any of the properties of the Company having a value greater than $25,000 other than in the ordinary course of business;

(f)	Is a mortgage, pledge, security agreement or other similar agreement with respect to any of the tangible or intangible property of the Company;

(g)	Is a loan agreement, credit agreement, promissory note, guaranty, letter of credit or similar agreement;

(h)	Is a retainer agreement with attorneys, accountants, investment bankers or other professional advisers;

(i)	Is an agreement with any Governmental or Regulatory Authority;

(j)	Is an agreement (other than standard confidentiality or non-disclosure agreements or customer contracts) relating to the Company' IPR;

(k)	Is a confidentiality or non-disclosure agreement;

(l)	Is an agreement otherwise material to the operations, business or financial condition of the Company;

(m)	Is an agreement providing for the purchase of any of the capital stock or material assets of any other Person;

(n)	Is an agreement pursuant to which either of the Seller's has guaranteed or otherwise secured the obligations of the Company; or

(o)	Is a binding commitment or agreement to enter into any of the foregoing (collectively, "Material Contracts").

15.2	The Sellers have made available to Buyer a true and correct copy (or, if oral, a written summary) of each Material Contract. With respect to each Material Contract: (i) it is in full force and effect; (ii) no other party thereto is in default or breach under it and, there are no facts or circumstances existing that would constitute such a breach or default thereunder with notice or passage of time; (iii) the Company has performed or is now performing its obligations in respect of every Material Contract to which it is a party or is bound, except for any failure to perform or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) as of the date of this Agreement, no party is making or threatening any claim for damages or losses or other payments due under any Material Contract by reason of a breach or default thereunder.

53

15.3	No consent of any Person is necessary in order to transfer to Purchaser at the Closing all rights and interests of the Company in and to the Material Contracts.

15.4	Neither the Company nor any other party to any contract of the Company is in breach of a material contract to which it is a party.

16.	Licenses and Permits.

16.1	Set forth on Schedule 16.1 hereto, is a true and complete list of all licenses, permits, certificates of authority and the like of the Company from Governmental or Regulatory Authorities used in and material to the Business, including all contractor's licenses (collective, "Licenses" and each a "License"). Prior to the execution of this Agreement, the Sellers have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Schedule 16.1:

(a)	The Company and each Subsidiary owns or validly holds all Licenses that are material to its Business; and

(b)	Each License listed in Schedule 16.1 is in full force and effect.

17.	Books and Records

17.1	All accounts, books, ledgers, financial and other records of whatsoever kind of the Group have been fully and properly maintained on a consistent basis, do not contain or reflect any material inaccuracies or discrepancies, are in the possession of the Company and no notice or allegation that any of the same is incorrect or should be rectified has been received.

18.	Information Technology

18.1	The Group possesses all necessary licences with respect to its use of software for the operation of the business and no licence terms have been breached.

19.	Intellectual Property

19.1	All IPR owned, used or required by the Group in connection with the Business, is set forth on Schedule 19.1 hereto. Also such IPR is in full force and effect, and is vested in, and beneficially owned or validly licensed by, the Company, free from Encumbrances.

19.2	There has never been any actual or threatened infringement (including misuse of Company Confidential Information) or any event likely to constitute an infringement by any third party of the IPR owned, used and/or required by the Group.

20.	Sureties

54

20.1	The Company or its Subsidiaries has not given or promised any guarantee or indemnity of or security for any of the obligations of any third party, other than as set forth on Schedule 20.1.

21.	Powers of Attorney, Agencies

21.1	The Company or its Subsidiaries has not given any power of attorney or any other authority which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf (other than any authority of employees to enter into routine trading contracts in the ordinary course of their duties).

21.2	Except as otherwise Disclosed, the Company has not appointed any agent or distributor or manager in respect of any of its assets, liabilities, products or services.

22.	Compliance with Laws

22.1	The Company and its Subsidiaries and all its directors, officers, employees and agents (during the course of their duties) have complied in all material respects with its constitutional and corporate documents and all applicable legislation and regulations.

22.2	Foreign Corrupt Practices. Neither the Company, its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Group (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

23.	Bank Accounts

23.1	The Company has no bank accounts other than those set forth on Schedule 23.1. Since the date of each such statement no payment out of any of the accounts has been made, except for routine payments in the ordinary course of trading and distributions paid to the Sellers.

24.	Borrowings

Full details of the Group's borrowings and borrowing facilities, if any, are set forth on Schedule 24 hereto.

25.	Capital Expenditure

25.1	Other than as set forth on Schedule 25.1, the Group has no outstanding capital commitment and is not engaged in any scheme or project requiring capital expenditure or any arrangement or agreement which is not on an arm's length basis.

55

26.	Terms of Employment

26.1	Set forth on Schedule 26.1 hereto is a true and complete list of all current employees of the Company and each Subsidiary (which includes their respective positions and/or titles, dates of hire and current rates of compensation, bonuses paid, if any, and most recent raise) (each a "Company Employee" and collectively, the "Company Employees"). Each Company Employee has all documentation required for Company Employee to work for the Company or the applicable Subsidiary and all such Company Employees have worked in compliance, in all material respects, with all applicable laws.

26.2	Except as set forth on Schedule 26.2(i) there are no employment contracts or severance agreements with any employees of the Group, and (ii) there are no written personnel policies, rules, or procedures applicable to employees of the Group. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement.

(a)	No union or other collective bargaining representative has been certified or recognized by the Group as representing any of the Company Employees.

(b)	No union organizing or decertification efforts are underway or threatened and no other question concerning representation exists with respect to the Group or any Company Employees.

(c)	No labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, threatened.

(d)	There is no workman's compensation liability, experience or matter outside the ordinary course of business.

(e)	There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, threatened in any forum, relating to an alleged violation or breach by the Group (or its or their officers or directors) of any law, regulation or contract.

(f)	To the Knowledge of Sellers, no executive or manager of the Group has any present intention to terminate his or her employment.

26.3	Employee Benefits.

(a)	Except as set forth on Schedule 26.3 hereto, the Group does not maintain, sponsor or contribute to any employee benefit plans.

27.	Tax

27.1	All Taxation for which the Company and its Subsidiaries has been liable or is liable to account for and which is due for payment has been duly paid.

56

27.2	The Company and its Subsidiaries has, within applicable time limits, kept and maintained accurate records, invoices and other information in relation to Taxation as they are required.

27.3	Any employee withholding tax payable has, so far as it is required to be deducted, been deducted from all payments made (or treated as made) by the Company and its Subsidiaries. All amounts due to be paid to the relevant tax authority prior to the date of this Agreement have been paid.

27.4	The Company or its Subsidiaries is not involved in any dispute with a relevant tax authority and has not, within the past 12 months, been subject to any visit, audit, investigation, discovery, or access order by such authority. The Seller is not aware of any circumstances existing, which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

28.	Closing Date.

28.1	The representations and warranties of Sellers contained in this Agreement and elsewhere in the other Transaction Documents and all information contained in any exhibit, schedule or attachment hereto or thereto or in any certificate or other writing delivered by, or on behalf of, Sellers to Buyer is and shall be complete and correct as of the Closing Date (both immediately prior to and immediately after giving effect to the transactions contemplated by the Transaction Documents).

57

Schedule 5

Buyer Warranties

1.	Information

1.1	All information Disclosed to the Sellers by the Buyer or its representatives or professional advisers before or during the negotiations leading to this Agreement is true, fair, honest, accurate and not misleading.

1.2	To the knowledge and belief of the Buyer, the information Disclosed regarding the current financial and trading position and prospects of the Buyer, in the context of the Sellers accepting the Share Payment and making the Sellers Loan, comprises all information which is material for that purpose and there is no information which has not been Disclosed which renders any of the information that has been Disclosed untrue, inaccurate or misleading or the Disclosure of which would be reasonably expected to affect the willingness of the Seller to accept the Share Payment or to make the Sellers Loan.

2.	Buyer's Capacity

2.1	The Buyer:

(a)	is a company properly incorporated and validly existing under the laws of Delaware; and
(b)	has the legal right and full corporate power and capacity to:
(a)	execute and deliver this Agreement; and
(b)	perform its obligations under this Agreement and each transaction effected by or made under this Agreement,
(c)	and has obtained all necessary authorisations and consents and taken all other actions necessary to enable it to do so.

3.	Breach or default

3.1	The execution, delivery and performance of this Agreement by the Buyer does not and will not result in a breach of or constitute a default under:

(a)	any agreement to which the Buyer is party;

(b)	any provision of the constitution of the Buyer; or

58

(c)	any law or regulation or any order, judgment or determination of any court or regulatory authority by which the Buyer is bound.

4.	Share Payment

4.1	The Buyer Shares rank equally in all respects with the rights of other common shareholders in the Common Stock of the Buyer, and the Buyer or any other person has no Encumbrance or any claim whatsoever to the Buyer Shares forming the Share Payment.

4.2	The last private placement of Buyer Shares that the Buyer undertook prior to entering into this Agreement was:

(a)	At an issue price of $3.25 per share;

(b)	At arm's length, with a bona fide investor, without any negotiated discount and for commercial value.

5.	Litigation

5.1	The Buyer is not (nor is any person for whose acts or defaults the Company may be vicariously liable):

(a)	engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory or governmental body, department, board or agency; or

(b)	to the best of the Buyer's knowledge, the subject of any investigation or inquiry by any government, administrative or regulatory body;

(c)	and no such matters are threatened or pending and there are no facts known to the Buyer which might give rise to any such matter.

5.2	No unsatisfied judgment is outstanding against the Buyer.

6.	Insolvency

6.1	The Buyer:

(a)	is not insolvent or unable to pay its debts as and when they fall due; and

(b)	has not stopped paying its debts as they fall due.

6.2	No step has been taken in any jurisdiction to initiate any process by or under which:

59

(a)	the ability of the creditors of the Buyer to take any action to enforce their debts is suspended, restricted or prevented; or

(b)	some or all of the creditors of the Buyer accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Buyer; or

(c)	a person is appointed to manage the affairs, business and assets of the Buyer; or

(d)	the holder of a charge over all or any of the Buyer's assets is appointed to control the business and/or all or any asset.

6.3	No process has been instituted which could lead to the Buyer being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

60

IN WITNESS WHEREOF THIS AGREEMENT has been executed by the parties

EXECUTED by **GROM HOLDINGS, INC.** in accordance with its constituting documents and the laws by which it is governed by:

Director

Director

EXECUTED by **WAYNE EDWARD DEARING** in the presence of:

Signature of Witness

Name of Witness
Stella Dearing

Wayne Edward Dearing

EXECUTED by **DAVID ARDEN PEABODY** in the presence of:

Signature of Witness

Name of Witness
Stella Dearing

David Arden Peabody

EXECUTED by **MICHAEL ALLARDICE GORDON HISCOCK** in the presence of:

Signature of Witness

Name of Witness
Stella Dearing

Michael Allardice Gordon Hiscock